Exhibit 99.1

Sound Financial Announces Second Quarter 2009 Results

SEATTLE--(BUSINESS WIRE)--August 5, 2009--Sound Financial Inc. (OTCBB:SNFL), holding company for Sound Community Bank, today announced financial results for the second quarter and first half of 2009. For the quarter ending June 30, the company reported a net loss of $302,840 or $0.11 per diluted share, compared to net income of $62,202 or $0.02 per share for the same period in 2008. For the first half of 2009, the net loss was $227,860 or $0.08 per share.

Second quarter results were impacted by increases in premiums charged by the FDIC, as well as the Company’s share of a special assessment on insured financial institutions to help replenish the FDIC insurance fund. Earnings were also pressured by ongoing economic challenges, which contributed to an increase in the loss on sale of assets and the Company’s decision to further increase its provision for loan losses.

President and CEO Laurie Stewart commented, “This was a challenging quarter for banks due to the increased assessments required to help rebuild the deposit insurance fund. We also continued to see the effects of a weak economy, which made it prudent to continue building our loan loss reserves. In spite of the impact these factors had on our current results, we’re encouraged by the progress we’ve made in our core business. Considering the difficult environment, we’re in the fortunate position of being able to take advantage of some key strategic growth opportunities as we continue to build our business for the long term.”

Sound Community Bank opened its sixth branch office in Port Angeles, WA on July 13. The Company previously announced that it has entered agreements to purchase the Tacoma and Port Angeles branches of 1st Security Bank of Washington. These transactions have received regulatory approval and are expected to close in the third quarter.

For the quarter ending June 30, 2009, net interest income grew 9.8% over the previous quarter to $2.9 million. This represents a 30.3% increase over the same quarter in 2008.

Deposit growth remained strong, increasing 2.1% from the first quarter to $255 million at June 30, 2009, which was a 29% increase from the year ago period.

Net loans increased 4.9% from the first quarter to $277 million at June 30, 2009, a 14.3% increase over the year ago period. Total assets increased 7.1% over the previous quarter to $325 million at June 30, 2009, an increase of 19.7% over the second quarter of 2008.

Non-performing assets were 1.28% at June 30, 2009, up from 1.01% at December 31, 2008 and 0.47% at June 30, 2008. Net charge offs were $556,000 for the quarter ending June 30, 2009. To address current market conditions, the provision for loan losses was increased by $475,000 or 105.5% over the previous quarter and by $575,000 or 164.3% over the same quarter in 2008.

Sound Financial Inc. is the holding company for Sound Community Bank, a full-service bank, providing personal and business banking services in communities across the greater Puget Sound region. The Seattle based company operates banking offices in King, Pierce, Snohomish and Clallam Counties, and is on the web at www.soundcb.com.

Forward-Looking Statements

This report contains statements that are not historical or current fact and constitute forward-looking statements. In some cases, you can identify these statements by words such as "may", "might", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", or "continue", the negative of these terms and other comparable terminology. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Results of operations and business are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

CONTACT:
Sound Financial Inc.
Media:
Scott Boyer, 206-448-0884 x-312
or
Financial:
Matt Deines, 206-448-0884 x-305